Exhibit 10.1

Second Amendment to the January 7, 2021 Amended and Restated Employment Agreement between Celularity Inc. and Robert J. Hariri, MD PhD

This Amendment Agreement (“Agreement”) is entered into by and between Celularity Inc. (the “Company”) and Robert J. Hariri, MD, PhD (“Executive”) (collectively the “Parties”).

WHEREAS, on January 7, 2021, the Parties entered into an Amended and Restated Employment Agreement, as further amended by the Parties on January 27, 2023 (the “Employment Agreement”). Capitalized terms, to the extent not defined herein, shall be as defined in the Employment Agreement;

WHEREAS, the Employment Agreement provides that Executive’s annual Base Salary is subject to review and adjustment from time to time by the Company in its sole discretion;

WHEREAS, the January 27, 2023 amendment to the Employment Agreement provides, among other things, that (i) the Company will decrease the portion of Executive’s Base Salary payable to Executive in accordance with the Company’s standard payroll practices from the Prior Base Salary to the Revised Base Salary, with the difference between the Prior Base Salary and the Revised Base Salary (the “Deferred Amount”) to become due and payable to Executive on December 31, 2023, and (ii) Payment of Executive’s Prior Base Salary shall resume effective January 1, 2024;

WHEREAS, the Deferred Amount was not paid to Executive on or before December 31, 2023 and remains an outstanding obligation of the Company;

WHEREAS, in order to comply with Section 4.15(b) of the Securities Purchase Agreement dated January 12, 2024 between the Company and Dragasac Limited, a company incorporated in the Isle of Man (the “SPA”) the Board has determined that the Executive’s Prior Base Salary rate shall be reduced by eighty-five percent (85%) for the year ended December 31, 2024 effective February 11, 2024;

WHEREAS, In order to implement the requirement in Section 4.15(c) of the SPA that Executive not be paid the Deferred Amount that was otherwise due to him for the 2023 calendar year unless the Company raises additional cash through offerings of equity securities with aggregate net proceeds equal to or greater than $21.0 million at a valuation at least equal to the valuation, cost per security or exercise/conversion price, as applicable, of the Class A common stock and PIPE Warrant purchased by Dragasac Limited pursuant to the SPA (the “Performance Condition”) in compliance with the requirements of Internal Revenue Code Section 409A, the Company’s board of directors has approved a cash bonus program pursuant to which Executive shall receive 125% of the Deferred Amount upon the satisfaction of the Performance Condition, subject to the Parties entering into this Agreement;

WHEREAS, this Agreement is being entered into in accordance with Section 4.15(b) and (c) of the SPA.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:

1.	Effective February 16, 2024, the Company will decrease the portion of Executive’s Base Salary payable to Executive in accordance with the Company’s standard payroll practices from the Prior Base Salary to $180,000 per year, less applicable withholdings.

2.	Payment of Executive’s Base Salary at the Prior Base Salary rate shall resume effective January 1, 2025.

3.	By signing this Agreement, Executive acknowledges and agrees that Executive shall have no further entitlement to receive the Deferred Amount, and Executive shall be eligible to receive a lump sum cash payment in the amount of 125% of the Deferred Amount, less applicable withholdings (the “Cash Bonus”), solely upon the Company’s satisfaction of the Performance Condition. In the event the Performance Condition is satisfied, the Cash Bonus shall be paid to Executive within thirty (30) days following the date the Performance Condition is satisfied, as determined by the board of directors of the Company in its sole discretion.

4.	By signing this Agreement, Executive acknowledges and agrees that the reduction in the payment of Executive’s Base Salary to the Revised Base Salary rate is being implemented with Executive’s prior written consent and as a broad based reduction in the base salaries of all members of the Company’s executive management, and shall not constitute “Good Reason”(as defined in any agreement between Executive and the Company or any of its affiliates, including, but not limited to, the Employment Agreement and any outstanding equity award) for the Executive to obtain designated benefits from the Company in connection with such resignation or the breach of any obligation of the Company or any of its affiliates.

5.	In the event of Executive’s termination of employment by the Company without Cause or resignation under circumstances that constitute Good Reason under the terms of the Employment Agreement, any severance pay to which Executive may become entitled shall be calculated based on the Prior Base Salary rate, without regard to the reduction in base salary contemplated by this Agreement.

6.	Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company or any of its affiliates or any program, plan, or arrangement of the Company or any of its affiliates.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date set forth below.

Robert J. Hariri, MD, PhD, an individual

Dated:	February 16, 2024	/s/ Robert Hariri

CELULARITY INC.

Dated:	February 16, 2024	By	/s/ K. Harold Fletcher
K. Harold Fletcher
EVP, General Counsel

[Signature Page to Second Amendment to the January 7, 2021 Amended and Restated Employment Agreement]